UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           Orexigen Therapeutics, Inc.
                    ----------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    686164104
                    ----------------------------------------
                                 (CUSIP NUMBER)

                                  June 11, 2010
                    ----------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 2 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Moshe Arkin
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          4,277,766
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              591,877
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               4,277,766
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          591,877
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    4,869,643 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    10.31% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    IN
--------------------------------------------------------------------------------

(1) Although not included in this Schedule 13G, 104,700 shares of Common Stock of Orexigen Therapeutics, Inc. are currently held by a mutual fund called Menora Mivtachim 50% Equities (the "Menora Mutual Fund"), which is managed by Menora Mivtachim Mutual Funds Ltd. Mr. Arkin owns 99.58% of the shares in the Menorah Mutual Fund.

(2) Based on 47,216,779 shares of common stock outstanding as of May 7, 2010 (as reported in the Issuer's Form 10-Q filed with the Securities and Exchange Commission ("SEC") on May 10, 2010).

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 3 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    M. Arkin (1999) Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
                           -
  NUMBER OF            ---------------------------------------------------------
   SHARES              6   SHARED VOTING POWER
BENEFICIALLY               591,877
  OWNED BY             ---------------------------------------------------------
    EACH               7   SOLE DISPOSITIVE POWER
  REPORTING                -
 PERSON WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           591,877
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    591,877
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.25% (1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) Based on 47,216,779 shares of common stock outstanding as of May 7, 2010 (as reported in the Issuer's Form 10-Q filed with the SEC on May 10, 2010).

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 4 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare GP Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              591,877
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          591,877
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    591,877
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.25% (1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) Based on 47,216,779 shares of common stock outstanding as of May 7, 2010 (as reported in the Issuer's Form 10-Q filed with the SEC on May 10, 2010).

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 5 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Management L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              591,877
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          591,877
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    591,877
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.25% (1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) Based on 47,216,779 shares of common stock outstanding as of May 7, 2010 (as reported in the Issuer's Form 10-Q filed with the SEC on May 10, 2010).

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 6 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Fund
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              591,877
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          591,877
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    591,877
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.25% (1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) Based on 47,216,779 shares of common stock outstanding as of May 7, 2010 (as reported in the Issuer's Form 10-Q filed with the SEC on May 10, 2010).

--------------------------------                --------------------------------
    CUSIP NO. 686164104               13G             PAGE 7 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Master Fund
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              591,877
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          591,877
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    591,877
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.25% (1)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) Based on 47,216,779 shares of common stock outstanding as of May 7, 2010 (as reported in the Issuer's Form 10-Q filed with the SEC on May 10, 2010).

ITEM 1.   (a)  NAME OF ISSUER:

               Orexigen Therapeutics, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3344 North Torrey Pines Court, Suite 200, La Jolla, CA

ITEM 2.   (a)  NAME OF PERSON FILING:

               1. Moshe Arkin

               2. M. Arkin (1999) Ltd.

               3. Sphera Global Healthcare GP Ltd.

               4. Sphera Global Healthcare Management L.P.

               5. Sphera Global Healthcare Fund

               6. Sphera Global Healthcare Master Fund

               A portion of the securities reported herein are beneficially owned by Sphera Global Healthcare Fund, which invests all of its assets in Sphera Global Healthcare Master Fund. Sphera Global Healthcare Fund and Sphera Global Healthcare Master Fund have delegated all investment decision-making to Sphera Global Healthcare Management L.P. (the "Management Company"). The Management Company is managed, controlled, and operated by its general partner, Sphera Global Healthcare GP Ltd. M. Arkin (1999) Ltd. is entitled to appoint two members of the Investment Committee of the general partner, which reviews all investment decisions by the Management Company and determines the investment guidelines and strategy to be implemented. Mr. Arkin is currently one of these two appointments. There are currently four members of the investment committee, and no decision can be made without the consent of Mr. Arkin's designees.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Moshe Arkin - 6 Hachoshlim St., Herzelia, Israel

               M. Arkin (1999) Ltd. - 6 Hachoshlim St., Herzelia, Israel

               Sphera Global Healthcare GP Ltd. - Platinum House, 21 Ha'arba'ah Street, Tel-Aviv, 64739 Israel

               Sphera Global Healthcare Management L.P. - Platinum House, 21 Ha'arba'ah Street, Tel-Aviv, 64739 Israel

               Sphera Global Healthcare Fund - c/o Maples Corporate Services Limited, PO Box 309 GT, Ugland House, Grand Cayman KY1-1104, Cayman Islands

               Sphera Global Healthcare Master Fund - c/o Maples Corporate Services Limited, PO Box 309 GT, Ugland House, Grand Cayman KY1-1104, Cayman Islands

          (c)  CITIZENSHIP:

               Moshe Arkin - Israel

               M. Arkin (1999) Ltd. - Israel

               Sphera Global Healthcare GP Ltd. - Israel

               Sphera Global Healthcare Management L.P. - Israel

               Sphera Global Healthcare Fund - Cayman Islands

               Sphera Global Healthcare Master Fund - Cayman Islands

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NUMBER:

               686164104

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               Except for the shares of Common Stock owned directly by Mr. Arkin, each entity named in this Schedule 13G and Mr. Arkin disclaims beneficial ownership of any such shares. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any such entity or individual is the beneficial owner of the shares referred to herein for purposes of Section 13(d) of the Exchange Act or for any other purpose.

               The entities named in this Schedule 13G and Mr. Arkin may be deemed to constitute a "group" for purposes of Section 13(d) of the Exchange Act. Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that a group exists for purposes of Section 13(d) of the Exchange Act or for any other purpose, and each of the entities named in this
               Schedule 13G and Mr. Arkin disclaims the existence of any such group.

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in
                    Item 4(a) above

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  N.A.

               N.A.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

               N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               N.A.

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 17, 2010

                                        MOSHE ARKIN

                                        /s/ Menachem Inbar
                                        ----------------------------
                                        By: Menachem Inbar*
                                        Title: Attorney-in-fact

                                        M. ARKIN (1999) LTD.

                                        /s/ Menachem Inbar
                                        ----------------------------
                                        By: Menachem Inbar**
                                        Title: Attorney-in-fact for Moshe Arkin,
                                        Chairman of M. Arkin (1999) Ltd.

                                        SPHERA GLOBAL HEALTHCARE GP LTD.

                                        /s/ Menachem Inbar
                                        ----------------------------
                                        By: Menachem Inbar***
                                        Title: Director

                                        /s/ Doron Breen
                                        ----------------------------
                                        By: Doron Breen***
                                        Title: Director

                                        SPHERA GLOBAL HEALTHCARE MANAGEMENT L.P.

                                        BY: SPHERA GLOBAL HEALTHCARE GP LTD.,
                                        GENERAL PARTNER

                                        /s/ Menachem Inbar
                                        ----------------------------
                                        By: Menachem Inbar***
                                        Title: Director

                                        /s/ Doron Breen
                                        ----------------------------
                                        By: Doron Breen***
                                        Title: Director

                                        SPHERA GLOBAL HEALTHCARE FUND

                                        /s/ Menachem Inbar
                                        ----------------------------
                                        By: Menachem Inbar****
                                        Title: Director

                                        /s/ Doron Breen
                                        ----------------------------
                                        By: Doron Breen****
                                        Title: Director

                                        SPHERA GLOBAL HEALTHCARE MASTER FUND

                                        /s/ Menachem Inbar
                                        ----------------------------
                                        By: Menachem Inbar*****
                                        Title: Director

                                        /s/ Doron Breen
                                        ----------------------------
                                        By: Doron Breen*****
                                        Title: Director

* Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated February 9, 2010 by and on behalf of Moshe Arkin (incorporated herein by reference to Exhibit 2 to the Schedule 13G filed on February 9, 2010).

** Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated February 9, 2010 by and on behalf of Moshe Arkin as Chairman of M. Arkin (1999) Ltd. (incorporated herein by reference to Exhibit 3 to the Schedule 13G filed on February 9, 2010).

*** Duly authorized by Unanimous Written Consent of the Board of Directors of Sphera Global Healthcare GP Ltd. allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Management L.P. for any and all matters, including the filing of any report with any governmental authority, dated November 29, 2009 (incorporated herein by reference to Exhibit 4 to the Schedule 13G filed on February 9, 2010).

**** Duly authorized by Unanimous Written Resolution of the Board of Directors of Sphera Global Healthcare Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Fund for any and all matters, dated November 29, 2009 (incorporated herein by reference to Exhibit 5 to the Schedule 13G filed on February 9, 2010).

***** Duly authorized by Unanimous Written Resolution of the Board of Directors of Sphera Global Healthcare Master Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Master Fund for any and all matters, dated November 29, 2009 (incorporated herein by reference to Exhibit 6 to the Schedule 13G filed on February 9, 2010).

EXHIBIT NO.       DESCRIPTION

Exhibit 1 Agreement of Joint Filing, dated February 9, 2010, by and among the Reporting Persons (incorporated herein by reference to Exhibit 1 to the Schedule 13G filed on February 9, 2010).

Exhibit 2 Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated February 9, 2010 by and on behalf of Moshe Arkin (incorporated herein by reference to Exhibit 2 to the Schedule 13G filed on February 9, 2010).

Exhibit 3 Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated February 9, 2010 by and on behalf of Moshe Arkin as Chairman of M. Arkin (1999) Ltd. (incorporated herein by reference to Exhibit 3 to the Schedule 13G filed on February 9, 2010).

Exhibit 4 Unanimous Written Consent of the Board of Directors of Sphera Global Healthcare GP Ltd. allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Management L.P. for any and all matters, including the filing of any report with any governmental authority, dated November 29, 2009. (incorporated herein by reference to Exhibit 4 to the Schedule 13G filed on February 9, 2010).

Exhibit 5 Unanimous Written Resolution of the Board of Directors of Sphera Global Healthcare Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Fund for any and all matters, dated November 29, 2009 (incorporated herein by reference to Exhibit 5 to the Schedule 13G filed on February 9, 2010).

Exhibit 6 Unanimous Written Resolution of the Board of Directors of Sphera Global Healthcare Master Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Master Fund for any and all matters, dated November 29, 2009 (incorporated herein by reference to Exhibit 6 to the Schedule 13G filed on February 9, 2010).